Exhibit 2.1

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

Nebius Group N.V. is a Dutch public company with limited liability (naamloze vennootschap), and our affairs are governed by our articles of association, as amended, and Dutch law. The following description sets forth certain material terms and provisions of Nebius Group N.V. (“Nebius,” “we,” “us,” and “our”) securities that are registered under Section 12 of the Securities Exchange Act of 1934, as amended.

DESCRIPTION OF CAPITAL STOCK

General

Our authorized share capital consists of 500,000,000 Class A shares, par value €0.01 per share, 35,698,674 Class B shares, par value €0.10 per share, and 35,698,674 Class C shares, par value €0.09 per share. Our Class A shares are listed on Nasdaq and are held in book-entry form. The following description of our Class A shares, together with the additional information we incorporate by reference herein, including the material provisions of our articles of association as currently in force and relevant provisions of Dutch law and the Dutch Corporate Governance Code, is a summary and does not purport to be complete. For the complete terms of our Class A shares please refer to our articles of association, as amended, which is incorporated by reference as Exhibit 1.1 to our Annual Report on Form 20-F which this Exhibit 2.1 is a part (the “Articles of Association”).

Ordinary Shares and Voting Rights

We have three classes of authorized ordinary shares, which vote together as a single class unless otherwise provided by our Articles of Association or Dutch law. Class A shares have one vote per share, Class B shares have ten votes per share and Class C shares have nine votes per share.

Under Dutch law, the voting power of shares is determined by reference to their par value. Our company’s multiple class share structure is designed to give our principal shareholders increased voting power (without increasing their economic interest in our company), while also providing a means for them to convert their shares into Class A shares that can be transferred or sold, including in the public market.

Conversion and Transfer of Ordinary Shares

Class B shares can be converted into Class A shares in accordance with the Articles of Association. Because the conversion of a Class B share into a Class A share, with a lower par value, will result in a reduction of our company’s share capital (an event which cannot occur without a shareholder vote), our Articles of Association provide that each Class B share converts (in defined circumstances) into both one Class A share and one Class C share. The Class C shares are intended to serve as a means of “storing” the additional par value of the converted Class B shares until such time as the Class C shares can be repurchased and cancelled.

Any Class C shares will be held by the Conversion Foundation, a Dutch foundation managed by its board. The Conversion Foundation has agreed to sell any Class C shares it may hold, for no consideration, to our company at any time, and not to sell or transfer such shares to any other party. We intend to repurchase any such Class C shares following the conversion and, at the first general meeting of shareholders following any such repurchase, seek shareholder approval to cancel the repurchased Class C shares. The Conversion Foundation has also agreed to vote any Class C shares it may hold in the same proportion as all other votes are cast at any general meeting of shareholders.

Our Class B shares may only be transferred:

•

to the Conversion Foundation. Upon transfer to the Conversion Foundation, each Class B share converts into one Class A share and one Class C share. The Conversion Foundation is obligated to transfer the Class A share to the original Class B shareholder, and to transfer the Class C share to our company as described above;

•	to our company for the purposes of repurchasing Class B shares; and

•

by an original holder, to estate and tax planning vehicles (including trusts, corporations and partnerships) controlled by such original holder of Class B shares as per the Permitted Transferee definition in the Articles of Association.

In addition to the above, if any Class B shares are transferred to a party not described above or the transferee ceases to meet the criteria described above the voting and economic rights of the Class B shares held by such holder or holders will lapse and the holder is obligated to transfer the Class B shares to the Conversion Foundation in exchange for Class A shares.

Our Class A shares and Class C shares are not convertible into any other class of shares in our capital.

Shareholder Meetings

Each shareholder has the right to attend general meetings of shareholders, either in person or by proxy, and to exercise voting rights in accordance with the provisions of our Articles of Association. We must hold at least one general meeting of shareholders each year. This meeting must be convened at one of several specified locations in the Netherlands within six months after the end of our fiscal year. Our board of directors may convene additional general meetings of shareholders as often as it deems necessary, or upon the request of shareholders, or other persons entitled to attend the general meetings of shareholders, representing at least 10% of the nominal value of our issued share capital.

We will give notice of each meeting of shareholders by notice in any manner that we may be required to follow in order to comply with Dutch law and applicable stock exchange requirements. In addition, we will notify registered holders of our shares by letter or, where permitted or required, by email or other electronic means. The notice will include or be accompanied by an agenda identifying the business to be discussed at the meeting. We will give this notice no later than the fifteenth day prior to the day of the meeting. Shareholders representing at least 3% of the par value of our outstanding share capital have the right to request the inclusion of additional items on the agenda of shareholder meetings, provided that such request together with an explanation of such agenda items is received by us no later than 60 days before the day the relevant shareholder meeting is held.

We are exempt from the proxy solicitation rules under the Exchange Act.

Board of Directors; Adoption of Annual Accounts; General Guidelines for Compensation

The board of directors is in charge of the management of our company. The duties, powers and authorities of the board of directors are divided between the executive director(s) and non-executive directors, whereby the executive director(s) will be responsible for the management of the day to day affairs of our company and the non-executive directors will be responsible for the supervision of the execution of the duties and responsibilities of the directors and of the general course of affairs of our company and its business. In the performance of its duties, and as a matter of Dutch law, the board of directors is required to act in the interests of our company, its shareholders, its employees and other stakeholders.

The board of directors shall be comprised of one (1) or more executive directors and three (3) or more non-executive directors. A majority of the members of the board of directors shall consist of non-executive directors. The members of our board of directors are appointed, suspended and removed from office by the general meeting of shareholders. A resolution to suspend and/or remove a director requires at least a two-thirds majority of the votes cast representing at least 50% of our issued and outstanding share capital.

Our board of directors must prepare annual accounts for our company, prepared in accordance with either Dutch generally accepted accounting principles or International Financial Reporting Standards, which must be audited by Dutch auditors. Our board of directors must make these available to the shareholders for inspection at our offices within five months after the end of our fiscal year. Under some special circumstances, Dutch law permits an extension of this period for up to five additional months by approval of the general meeting of shareholders. The board of directors must submit these annual accounts to the shareholders for adoption at a general meeting of shareholders. Within eight days of the adoption of these annual accounts, and not more than 12 months from the end of our fiscal year, we must file these annual accounts with the Dutch Chamber of Commerce. We are required to file an annual report on Form 20-F, which will include our audited consolidated financial statements prepared in accordance with U.S. GAAP, with the SEC within the prescribed time period after the end of each of our fiscal years.

When the general meeting of shareholders adopts the annual accounts prepared by the board of directors, it may discharge the members of the board of directors from potential liability with respect to the exercise of their duties during the fiscal year covered by the accounts. This discharge may be given subject to such reservations as the general meeting of shareholders deems appropriate and is subject to a reservation of liability required under Dutch law. Examples of reservations of liability required by Dutch law include: (i) liability of members of boards of directors upon the bankruptcy of a company; and (ii) general principles of reasonableness and fairness. Under Dutch law, a discharge of liability does not extend to matters not properly disclosed to the general meeting of shareholders. The discharge of the board of directors must be a separate item on the agenda of the general meeting of shareholders and the members of the board of directors are not automatically discharged by adoption of the annual accounts.

Our board of directors may, in accordance with the general guidelines for compensation of the board of directors adopted by our general meeting of shareholders, establish compensation for the members of the board of directors. The board of directors must submit to the general meeting of shareholders for approval of any plan or amendment to any plan awarding shares or the right to subscribe for shares to the directors. We have no requirement that our directors own any of our shares.

Dividends

The holders of our shares are entitled to such part of our profits for any fiscal year as remains available after reservation of profits by our board of directors. Such dividends are payable on a pari passu basis on the Class A and Class B shares. Although our Class C shares are technically entitled to a maximum dividend of 1% of the nominal value of such Class C shares when we declare dividends on our Class A and Class B shares, we intend to repurchase all Class C shares issued upon conversion of our Class B shares promptly following their issuance such that no dividends would be payable on our Class C shares. Additionally, the board of directors has the right to declare interim dividends without the approval of the general meeting of shareholders. We may not pay dividends if the payment would reduce shareholders’ equity to an amount less than the aggregate fully paid-up share capital plus the reserves that have to be maintained by Dutch law or our Articles of Association. The amounts available for dividends will be determined based on the statutory accounts of Nebius Group N.V. prepared under Dutch law, which may differ from our consolidated financial statements.

The board of directors may decide that dividends or other distributions are paid in the form of cash, shares or a combination of both.

Issue of Shares; Preemptive Rights

Our board of directors has the power to issue shares and/or grant rights to subscribe for shares, if and to the extent designated by the general meeting of shareholders. The authorization of the board of directors may remain in effect for up to five years and may be annually renewed for additional periods of up to five years. Without such authorization, the general meeting of shareholders has the power to resolve to issue shares.

The holders of our Class A shares and/or Class B shares have a pro rata (based on the number of shares held) preemptive right to subscribe for Class A shares and/or Class B shares that we issue for cash, unless the general meeting of shareholders, or the board of directors (if designated by the general meeting of shareholders), limits or excludes this right. No preemptive rights shall apply in respect of the issue of Class C shares. The board of directors may be designated as the competent body to limit or exclude preemptive rights for a specified period of up to five years and may be annually renewed for additional periods of up to five years. A resolution of the general meeting of shareholders to limit or exclude preemptive rights or to authorize the board of directors requires a two-thirds majority of the votes cast if less than 50% of our issued share capital is present or represented at the general meeting of shareholders.

These provisions apply equally to any issue by us of rights to subscribe for any of our Class A shares and/or Class B shares, including options and warrants other than pursuant to the Nebius Group N.V. Amended and Restated Equity Incentive Plan.

No obligation other than to pay up the nominal amount of a share may be imposed upon a shareholder against the shareholder’s will, by amendment of the Articles of Association or otherwise.

On August 21, 2025, our shareholders authorized our board of directors (i) to issue Class A shares (and/or grant rights to subscribe for Class A shares) in an amount up to 20% of the issued share capital (excluding Class C Shares) from time to time of our company; and (ii) to exclude the pre-emptive rights of shareholders in respect of such issuances of shares and/or granting of rights to subscribe for shares are intended to give our board of directors flexibility in financing our company in the most efficient manner. Furthermore, such authorizations give the board of directors flexibility in the context of potential acquisitions and mergers.

Repurchase of Shares

We may acquire fully paid-up shares at any time for no consideration or, subject to applicable provisions of Dutch law and our Articles of Association, to the extent:

•	our shareholders’ equity, less the amount to be paid for the shares to be acquired, exceeds the sum of

(i) our aggregate fully paid-up share capital plus (ii) any reserves required to be maintained by Dutch law or our Articles of Association;

•

after the acquisition of shares, we and our subsidiaries would not hold, or hold as pledgees, shares having an aggregate par value that exceeds 50% of the par value of our issued share capital, as these amounts would be calculated under Dutch GAAP or IFRS, as the case may be; and

•

the general meeting of shareholders has authorized the board of directors to repurchase shares, which authorization may be given for a maximum period of 18 months and should contain the maximum number of shares to be repurchased and a price range. This authorization may be renewed annually.

On August 21, 2025, our shareholders authorized our board of directors to repurchase shares in the capital of our company up to 20% of the issued share capital from time to time, in the case of Class A shares, against a purchase price equal to the market price on Nasdaq of the Class A shares at the time of repurchase.

We intend to regularly repurchase, for no consideration, any Class C shares that may be issued to the Conversion Foundation promptly upon the conversion of Class B shares, in which case the above requirements do not apply.

Reduction of Share Capital

At a general meeting of shareholders, our shareholders may vote to reduce the issued share capital by cancelling shares held by us or by reducing the par value of our shares. In either case, this reduction would be subject to applicable statutory provisions and, if less than 50% of our issued share capital is present or represented at the general meeting of shareholders, a majority of at least two-thirds of the votes cast is required. We intend to seek shareholder approval on a regular basis for the cancellation of any Class C shares that may be issued from time to time following their repurchase by us.

Transfer Agent

The transfer agent for our Class A shares is Computershare Trust Company, N.A.